Exhibit 99.1

News Release

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard, Allentown, PA 18195-1501

www.airproducts.com

Air Products and Lu’An Clean Energy Company to form $1.3 Billion Joint Venture for Coal-to-Syngas Project in China’s Shanxi Province

Air Products to Hold Investor Call on Monday, September 11 @ 8:30 a.m. USET

LEHIGH VALLEY, Pa. (September 10, 2017) – Air Products (NYSE:APD) today announced it has signed an agreement to form a $1.3 billion joint venture (JV) with Lu’An Clean Energy Company, which will significantly expand Air Products’ scope of supply serving Lu’An Mining (Group) Co., Ltd.’s syngas-to-liquids production in Changzhi City, Shanxi Province, China.

Air Products has already invested $300 million to build, own and operate four large air separation units (ASUs) to supply the Changzhi City site. Under the new agreement, Air Products will contribute the ASUs and invest a further $500 million for a 60 percent ownership in the new JV. With this majority position, Air Products will fully consolidate the JV financial results. Lu’An will contribute the gasification and syngas clean-up system, will receive $500 million of cash and will have a 40 percent ownership in the new JV.

The new joint venture, to be called Air Products Lu’an (Changzhi) Co., Ltd., will own and operate the ASUs and gasification and syngas clean-up system. The JV will receive coal, steam and power from Lu’An and will supply syngas to Lu’An under a long-term, onsite contract. Closing is expected as soon as possible, pending initial operational start-up and government and regulatory approvals.

Seifi Ghasemi, chairman, president and chief executive officer of Air Products said, “We are delighted to have Lu’An, a leading clean energy company in China, as our joint venture partner. The creation of this world-class JV is perfectly in line with our stated strategy of deploying our significant cash to grow by acquiring existing assets and expanding our scope of supply to include syngas.”

“Extending our strong partnership/relationship with Air Products through this new joint venture enables us to take advantage of world-leading project management and operational expertise to deliver syngas for this landmark energy project,” said Mr. Li Jinping, Chairman of Lu’An.

Air Products reminds shareholders that the agreement announced today is subject to government and regulatory approval.

Investor Call Details:

The Company will hold a conference call on Monday, September 11, 2017 at 8:30 a.m. USET to discuss the joint venture. The teleconference will be open to the public and the media in listen-only mode by telephone and Internet broadcast.

Live teleconference: 323-701-0225

Passcode: 5208381

Internet broadcast/slides: Available on the Event Details page on Air Products’ Investor Relations website.

Telephone replay: 888-203-1112 (domestic) or 719-457-0820 (international)

Passcode: 5208381

Available from 12:30 p.m. ET on September 11 through 12:30 p.m. ET on September 18, 2017.

Internet replay: Available on the Event Details page on Air Products’ Investor Relations website.

Air Products has been helping manufacturers in China improve productivity, efficiency, quality and environmental performance through its strong local position, as well as innovative and sustainable solutions for 30 years.

About Air Products

Air Products (NYSE:APD) is a world-leading Industrial Gases company in operation for over 75 years. The Company’s core industrial gases business provides atmospheric and process gases and related equipment to manufacturing markets, including refining and petrochemical, metals, electronics, and food and beverage. Air Products is also the world’s leading supplier of liquefied natural gas process technology and equipment.

The Company had fiscal 2016 sales of $7.5 billion from continuing operations in 50 countries and has a current market capitalization of approximately $30 billion. Approximately 16,000 employees are making Air Products the world’s safest and best performing industrial gases company, providing sustainable offerings and excellent service to all customers. For more information, visit www.airproducts.com.

NOTE: This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about expected outcomes of the Company’s investments in the Changzhi City project and joint venture. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date this release is furnished. Actual performance and financial results may differ materially from expectations reflected in the forward-looking statements because of many factors not anticipated by management, including, without limitation, the Company and the JV’s ability to obtain required operating and safety permits and other regulatory approvals, regional economic conditions and product supply and demand dynamics; political risks, including the risks of unanticipated government actions; acts of war or terrorism; future financial and operating performance of the JV’s customer; unanticipated contract termination or customer cancellation or postponement of the Changzhi City project; the Company’s ability to complete the project and operate the facility; asset impairments due to economic conditions or specific events; the impact of price fluctuations in coal to liquid products and disruptions in markets and the economy due to oil price volatility; the impact of changes in environmental, tax or other legislation, accounting treatments, economic sanctions and regulatory activities; and other risk factors described in the Company’s Form 10-K for its fiscal year ended September 30, 2016. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release to reflect any change in the Company’s assumptions, beliefs or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

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Media Inquiries:

(U.S.) Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com

(Asia) Jessica Cheng, tel: +852-2863-0585; email: mcdonace@airproducts.com

Investor Inquiries:

Simon Moore, tel: (610) 481-7461; email: mooresr@airproducts.com